---------------------------
                                     FORM 3
                           ---------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


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                    ------------
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                            (Print or Type Response)

1.   Name and Address of Reporting Person*

     Simmons             Richard           P.
     ----------------------------------------------
     (Last)              (First)        (Middle)

     Birchmere, Quaker Valley Road
     ----------------------------------------------
                      (Street)

     Sewickley,            PA            15143
     ----------------------------------------------
     (City)            (State)           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     June 6, 2000
     ------------------------


3.   IRS or Social Security Number of Reporting Person (Voluntary)


     ------------------------


4.   Issuer Name and Ticker or Trading Symbol

     Allegheny Technologies Incorporated (ATI)
     ------------------------------------------------


5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     /   / Director

     / X / 10% Owner

     /   / Officer (Give Title Below)
                                      ---------------
     /   / Other (Specify Below)
                                      ---------------


6.   If Amendment, Date of Original (Month/Day/Year)


     ------------------------


7.   Individual or Joint/Group Filing (Check Applicable Line)

     / X / Form filed by One Reporting Person

     /   / Form filed by More than One Reporting Person


====================================================================================================================================
                                       Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.10 par value         4,097,860                   D                    N/A
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.10 par value         4,040,696                   I                    By Spouse
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock, $0.10 par value            16,305                   I                    By 401(k)[1]
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

[1] As of April 30, 2000

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

====================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                         Date           Expira-                            Number           Price of      Indirect       Beneficial
1. Title of Derivative   Exer-          tion                               of               Derivative    (I)            Ownership
   Security (Instr. 4)   cisable        Date        Title                  Shares           Security      (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Non-Employee             Currently     8/16/06     Common Stock,           567            $36.61            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     12/12/06    Common Stock,           553            $25.35            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     1/2/07      Common Stock,           2,088          $26.83            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     1/2/07      Common Stock,           224            $26.83            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     1/2/07      Common Stock,           485            $26.83            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
1996 Incentive Plan      38,261        2/12/07     Common Stock,           51,015         $41.46            D
(right-to-buy)           Currently                 $0.10 par value
                         exercisable
                         12,754
                         exercisable
                         on 2/12/01
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     1/2/08      Common Stock,           258            $30.98            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             1/3/01        1/3/10      Common Stock,           2,286          $14.87            D
Director                                           $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Employee             Currently     1/3/10      Common Stock,           740            $14.87            D
Director                 exercisable               $0.10 par value
Stock Option
(right-to-buy)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




 /s/ Richard P. Simmons                              June 16, 2000
 ----------------------------------------            --------------
 **Signature of Reporting Person                     Date
 Richard P. Simmons

  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


  Note: File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.

  Potential persons who are to respond to the collection contained in this form are not required to respond unless the form displays a currently valid OMB Number.